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                                                                  Martin Nielson
                                                                 President & CEO
                                                              408-956-8888 x 339

 Pacific Magtron International & Advanced Communications Jointly Announce Court Approval Of Pacific Magtron International's Reorganization Disclosure Statement
 & Confirmation Of Pacific Magtron, Inc.'s & Pacific Magtron (GA), Inc.'s Plans
                                 Of Liquidation

   Pacific Magtron International Plan of Reorganization Includes Merger with Operating Bio-Herbaceutical Company and Distribution of New Shares to all PMIC
                    and Advanced Communications Shareholders

MILPITAS, CALIFORNIA, January 31, 2006 - Pacific Magtron International Corporation, Inc. (OTC Bulletin Board: PMICQ) a majority owned subsidiary OF Advanced Communications Technologies, Inc. (OTC Bulletin Board: ADVC), a New York-based holding company that specializes in the technology aftermarket service and supply chain known as reverse logistics, jointly announced today that at a January 24, 2006 bankruptcy court hearing, Pacific Magtron International Corporation, Inc.'s ("PMIC") Disclosure Statement to accompany it's Plan of Reorganization filed with the U.S. Bankruptcy Court in the southern district of Nevada has been approved. At the same hearing, the court confirmed Pacific Magtron, Inc.'s ("PMI") and Pacific Magtron (GA), Inc.'s ("PMIGA"), wholly-owned subsidiaries of PMIC, Plans of Liquidation.

PMI and PMIGA Plans of Liquidation

The PMI and PMIGA Plans of Liquidation which were overwhelmingly approved by a majority of each company's creditors, provides for the complete liquidation of PMIC's former operating entities, the sale of PMI's building in Milpitas, California, an estimated payout of approximately 50% before preference payment recoveries, if any, to each PMI creditor holding a valid claim, and the establishment of a Creditor Trust to prosecute preference litigation against certain creditors for the recovery of payments received from PMI within the 90 day period prior to the commencement of the bankruptcy case. It is estimated that creditors of PMIGA that hold allowed claims will receive a dividend on their claims of approximately 20-25% before the collection of any preference recoveries. A separate Creditor Trust will also be established for the PMIGA creditors for the purpose of prosecuting preference litigation. Under the Plans of Liquidation, Tim S Cory has been appointed Trustee for both the PMI and PMIGA Creditors Trust.

The PMI building sale was completed in November and netted approximately $1.6 million after payment of closing costs and the first and second mortgages to Wells Fargo Bank and the SBA, respectively.

Under the PMI and PMIGA Plans of Liquidation, Advanced Communications has been irrevocably appointed the estate representative to prosecute any and all causes of action that may be brought by the bankruptcy estates or PMIC against former officers Ted Li and Cynthia Lee, the former board of directors and any other party or parties acting in concert with the above. In this regard, Advanced Communications shall, as estate representative prosecute such claims and claim objections for the benefit of the estates of PMI and PMIGA or the PMI or PMIGA Creditor Trusts, and PMI and PMIGA shall retain the right to receive an allocated portion of the proceeds of any such litigation to the extent that there is an affirmative recovery.

The effective date of the PMI and PMIGA Plans of Liquidation will be February 10, 2006 at which time an initial cash distribution will be made to creditors.

PMIC Plan of Reorganization

The court's approval of PMIC's Disclosure Statement paves the way for PMIC to distribute the proposed Plan of Reorganization and Disclosure Statement to all creditors and shareholders for voting purposes. PMIC's proposed Plan of Reorganization provides for an estimated payout of approximately 50% to creditors holding valid claims and the merger of Herborium, Inc. into PMIC. The Livewarehouse ("LW"), a wholly-owned subsidiary of PMIC, plan provides for up to a 100% payment to those creditors of LW holding valid claims. Herborium, a privately-held New Jersey-based bio-herbaceutical company, distributes proprietary natural and complimentary healthcare solutions to consumers and healthcare professionals seeking alternative answers to disease treatment, management, and prevention. Its products address healthcare problems that are not met satisfactorily by conventional ethical pharmaceuticals. Herborium's reported revenue for fiscal 2005 was in excess of $800,000. After the merger, PMIC is expected to change its name to Herborium. For more information on Herborium, please visit www.herborium.com.

The proposed Plan of Reorganization also provides for the cancellation of all the previously outstanding common and preferred shares of PMIC and the distribution of unrestricted newly issued PMIC/Herborium stock to former PMIC shareholders of record other than Advanced Communications on a one for one basis. Advanced Communications' 62% majority interest in PMIC will be cancelled and newly issued unrestricted shares of Herborium will be issued to all shareholders of Advanced Communications directly as a special dividend. In connection with the merger, the former shareholders of Herborium would receive newly issued shares of PMIC/Herborium common stock representing 85% of the outstanding common stock. The shares owned by PMIC's current common shareholders, other than Advanced Communications, would represent 3.71% of the post merger shares, Advanced Communications' shareholders would hold 10.55%, and common shares representing less than 1% of the outstanding stock would be issued to former PMIC preferred shareholders.

The Plan of Reorganization Disclosure Statement and voting ballots was mailed to all creditors of PMIC and LW and all PMIC shareholders on January 30, 2006. The court has set March 3, 2006 as the date for the plan confirmation hearing. All ballots need to be submitted to PMIC's bankruptcy counsel on or before 5:00PM, PST February 24, 2006.

The cash to fund the PMIC proposed Plan of Reorganization will be from: i) estimated proceeds from LW's allowed claim against PMI, estimated to be in the amount of $180,000; (ii) an IRS tax refund in the amount of approximately $74,000; (iii) existing cash and allocable share of proceeds, if any, from the Theodore Li and Cynthia Lee litigation; and iv) a contribution of up to $50,000 of new value from Advanced Communications.

The merger of Herborium into PMIC is subject to confirmation of the Plan by PMIC's creditors and shareholders, execution of a merger agreement and the closing of financing.

Martin Nielson, chairman and CEO of Pacific Magtron International Corporation stated, "These reorganization plans provide significant relief for creditors and an opportunity for PMIC and Advanced Communications' shareholders to retain and gain additional value." Nielson continued, "I am confident that we have taken a sensible step towards securing the approval from creditors and shareholders."

Wayne Danson, president and CEO of Advanced Communications said, "We have been working very closely with PMIC's management and our legal counsel in designing a reasonable strategy for all parties and are confident that once the plan is confirmed, we will have repositioned our investment into a value-added opportunity for our shareholders through the distribution of the Herborium shares."

Advanced Communications will also be appointed the estate's representative to prosecute any and all causes of action that may be brought by PMIC against former officers Ted Li and Cynthia Lee, the former board of directors and any other party or parties acting in concert with the above.

Details of PMIC's and LW's Plan of Reorganization Disclosure Statement may be accessed as public records among the court filings of the United States Bankruptcy Court in the southern district of Nevada, and through the SEC's website (www.sec.gov).

About Advanced Communications Technologies, Inc.

Advanced Communications Technologies is a New York-based public holding company specializing in the technology aftermarket service and supply chain, known as reverse logistics. Its wholly owned subsidiary and principal operating unit, Encompass Group Affiliates, Inc. acquires and operates businesses that provide computer and electronics repair and end-of-lifecycle services. Encompass owns Cyber-Test, Inc., an electronic equipment repair company based in Florida that provides board-level repair of technical products to third-party warranty companies, OEMs, national retailers and national office equipment dealers. Service options include advance exchange, depot repair, call center support, parts and warranty management for office equipment, fax machines, printers, scanners, laptop computers, monitors and multi-function units, including high-end consumer electronics such as PDAs and digital cameras. For more information, visit http://www.advancedcomtech.net.

This release and oral statements made from time to time by the company's representatives concerning the same subject matter may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plans," "intends," "should," "believes," "will," "estimates," "forecasts," "projects" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by the company with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements.